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                                  EXHIBIT 11.1

                        INTEGRATED SILICON SOLUTION, INC.
                 STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
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
                                                                   Three Months Ended              Six Months Ended
                                                                         March 31                       March 31
                                                                  --------------------            ----------------------
                                                                    1996          1995              1996           1995
                                                                  -------       -------           -------        -------

Net income ....................................                   $ 5,064       $ 5,394           $15,358        $ 7,951
                                                                  =======       =======           =======        =======

Computation of weighted average common and common equivalent shares outstanding:

     Weighted average common shares
       outstanding ............................                    17,418        10,636            17,372          7,710

     Common equivalent shares from dilutive
       preferred stock ........................                        --         3,392                --          5,611

     Common equivalent shares from dilutive
       common stock options and warrants ......                       902         1,640             1,025          1,311

     Common equivalent shares from stock and
       stock options granted during the twelve-
       month period prior to the Company's
       proposed initial public offering .......                        --            --                 --           262
                                                                  -------       -------            -------       -------

Shares used in per share calculations .........                    18,320        15,668             18,397        14,894

                                                                  =======       =======            =======       =======

Net income per share ..........................                   $  0.28       $  0.34            $  0.83       $  0.53
                                                                  =======       =======            =======       =======
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